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                                                                     Exhibit 4.3

                             NATIONAL-OILWELL, INC.

                     NOTICE OF CONVERSION OF STOCK OPTIONS
                        AND REVISED TERMS AND CONDITIONS


[Date]

PERSONAL & CONFIDENTIAL

TO:      [Name of optionee]

From:    National-Oilwell, Inc.

RE:      DRECO ENERGY SERVICES LTD. STOCK OPTIONS -- NATIONAL-OILWELL, INC.
         COMBINATION

In connection with the combination of Dreco Energy Services Ltd. and National-Oilwell, Inc., your outstanding Dreco stock options have been converted into National-Oilwell stock options to purchase shares of common stock of National- Oilwell, Inc. as follows:


         Option Date                       [Insert original date of grant]

         Stock Option Plan                 Dreco Energy Services Ltd. Amended
                                           and Restated 1989 Employee Incentive
                                           Stock Option Plan ("Dreco Stock
                                           Option Plan")

         Number of Option Shares           [Insert number as adjusted by the
                                           Exchange Ratio]

         Purchase Price                    [Insert purchase price as adjusted
                                           by the Exchange Ratio]

Your outstanding Dreco stock options have been converted using the formula provided in the Combination Agreement and Plan of Arrangement that governed the combination. The number of Dreco shares subject to your outstanding Dreco stock options has been converted to shares of National-Oilwell common stock by multiplying the number of Dreco shares covered by the option by an exchange ratio of .9159. The purchase price of your Dreco stock options has been adjusted by dividing the purchase price by the same exchange ratio.

The normal expiration date of your Dreco stock options remains the same; however, your options may lapse prior to that date under certain conditions, as specified in the Dreco Stock Option Plan.
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All other terms and conditions of your original Dreco stock option grant also remain the same, except to the extent modified by Amendment 1997-1 to the Dreco Stock Option Plan to reflect National-Oilwell's assumption of the Plan. A copy of Amendment 1997-1 to the Dreco Stock Option Plan is attached to this notice. This notice also constitutes an amendment of your Dreco stock options referred to herein.

Please acknowledge your receipt of this notice of converted stock option on the terms and conditions as set forth herein where indicated and return a copy of this notice to Paul M. Nation, Vice President, Secretary and General Counsel, 5555 San Felipe, Houston, Texas 77056. If you have any questions about your converted stock options, please call Mr. Nation at (713) 960-5100.




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National-Oilwell, Inc.                     Date




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Optionee                                   Date





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